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                                                                    EXHIBIT 4.44



                    EXERCISABLE ON OR BEFORE, AND VOID AFTER
                    P.M. MINNEAPOLIS TIME, DECEMBER 31, 2005



                                    WARRANTS

                              TO PURCHASE 3,000,000

                            SHARES OF COMMON STOCK OF

                                  WAM!NET, INC.

             (Incorporated under the laws of the State of Minnesota)



                  THIS CERTIFIES that Winstar Credit Corp., a Delaware corporation ("Holder") or assigns, is the owner of the number of Warrants set forth above, each of which represents the right to purchase from WAM!NET, Inc., a Minnesota corporation ("Company"), at any time after September 29, 2000 and on or before 5:00 Minneapolis time, December 31, 2005, upon compliance with and subject to the conditions set forth herein, one share (subject to adjustments referred to below) of the Common Stock of the Company, par value $.01 per share, for $.01 per share (such Common Stock (as defined below) or other securities or property purchasable upon exercise of the Warrants being herein called the "Shares").

                  This Warrant is subject to the following provisions, terms and conditions:

                  1. Vesting. The rights of the Holder to the Shares underlying the Warrants shall vest in the Holder in accordance with Schedule I of the Securities Purchase Agreement dated as of September 29, 2000 ("Securities Purchase Agreement"), among the Company, Winstar Communications, Inc. and Winstar Credit Corp. ("Winstar Sub"). Without limiting the foregoing, to the extent that the Company does not sell shares of its Class H Convertible Preferred Stock, $.01 par value ("Class H Preferred Shares") to Winstar Sub in the amounts set forth in Schedule I to the Securities Purchase Agreement, the right of Holder to exercise Warrants corresponding to the number of Class H Preferred Shares not so sold as set forth in such Schedule I (prorated within the specified amounts in any case in which the total number of Class H Preferred Shares sold is less than a whole multiple of 10,000 shares of Class H Preferred Shares) shall terminate and be cancelled.
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                  2. Exercise; Transferability. Subject to Section 1 above, the rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise delivered to the Company ten (10) days prior to the intended date of exercise and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and by paying in full, as provided herein, the purchase price of $.01 per share ("Exercise Price").

                  Payment upon exercise of the rights represented by this Warrant may be made at the option of the Holder (a) in cash or by certified or official bank check payable to the order of the Company, (b) by surrendering to the Company for cancellation and retirement any number Class H Preferred Shares, which shares shall each be valued for purposes hereof at their Accreted Value (as defined in the Certificate of Designations for the Class H Preferred Shares) plus the sum of any then accumulated and unpaid dividends thereon, (c) by cancellation and discharge of all or any portion of any debt then owed by the Company to the Holder on a dollar for dollar basis, including principal whether or not then due and payable together with any interest accrued and unpaid thereon, or (d) by any combination of any or all of the foregoing.

                  This Warrant may not be transferred or divided into two or more Warrants of smaller denominations, nor may any Common Stock issued pursuant to exercise of this Warrant be transferred unless this Warrant or shares have been registered under the Securities Act of 1933, as amended ("Securities Act"), and applicable state laws, or unless the Holder of the certificate obtains an opinion of counsel satisfactory to the Company and its counsel that the proposed transfer may be effected without registration pursuant to exemptions under the Securities Act and applicable state laws.

                  3. Issuance of Shares/Warrants. The Company agrees that the Shares purchased hereby shall be deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment shall have been tendered for such Shares as aforesaid. Subject to the provisions of the next succeeding paragraph, certificates for the Shares so purchased shall be delivered to the Holder hereof within a reasonable time, not exceeding five (5) days after the rights relating to those Shares shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Shares with respect to which this Warrant shall not then have been exercised and the exercise right shall not have been cancelled in accordance with Section 1 above, shall also be delivered to the Holder hereof within such time.

                  Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Shares which may be issued upon exercise of this Warrant, except in accordance with the provisions, and subject to the limitations, of Sections 1, 3 and 8 hereof.

                  Subject to Sections 1, 3 and 8 herein, upon any exercise of less than all the Warrants evidenced by this Warrant Certificate, there shall additionally be issued to the Holder a new Warrant Certificate in respect of the Warrants as to which this Warrant Certificate was not exercised and the exercise right was not cancelled in accordance with Section 1 above.

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                  4. Covenants of Company. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective purchase price per share of the Common Stock issuable pursuant to this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

                  5. Adjustments. The above provisions are, however, subject to the following provisions:

                  (a) No fractional shares of Common Stock are to be issued upon the exercise of the Warrant, but the Company shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the market price per share of Common Stock on the date of exercise as determined in good faith by the Company.

                  (b) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder hereof shall hereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued and payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including without limitation provisions for adjustments of the number of Shares purchasable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation, merger, or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered Holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

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                  (c) If the Company shall at any time or from time to time (i)
distribute (otherwise than as a dividend in cash or in Common Stock or securities convertible into or exchangeable for Common Stock) to the holders of Common Stock any property or other securities, or (ii) declare a dividend upon the Common Stock (to the extent payable otherwise than out of earnings or earned surplus, as indicated by the accounting treatment of such dividend in the books of the Company, and otherwise than in Common Stock or securities convertible into or exchangeable for Common Stock), the Company shall reserve and the Holder of this Warrant shall thereafter upon exercise hereof be entitled to receive, with respect to each Share of Common Stock purchased hereunder, without any change in, or payment in addition to, the Exercise Price, the amount of any property or other securities which would have been distributable to such Holder had such Holder been a Holder of one share of Common Stock on the record date of such distribution or dividend (or if no record date was established by the Company, the date such distribution or dividend was paid).

                  (d) Upon the occurrence of an event giving rise to an adjustment in the number of shares of Common Stock of the Company into which the Class H Preferred Shares are convertible pursuant to Section 7 of the Class H Preferred Shares Certificate of Designation, and in which the shares of Common Stock or other securities issued or sold by the Company are issued or sold at a price equivalent to less than $2.50 per share of Common Stock, additional Warrants shall promptly be issued by the Company to the Holder, or Holders on a pro-rata basis, in an amount in accordance with subsection 3.3 (b) of the Securities Purchase Agreement.

                  6. Common Stock. As used herein, the term "Common Stock" means the Company's presently authorized shares of Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

                  7. No Voting Rights. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.

                  8. Notice of Transfer of Warrant or Resale of Shares. The Holder of this Warrant, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant, or transferring any Common Stock issued upon the exercise hereof, of such holder's intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice the Company shall present copies thereof to the Company counsel and if in the opinion of such counsel the proposed transfer complies with federal and state securities laws and may be effected without registration or qualification (under any Federal or State law), the Company, as promptly as practicable, shall notify such holder of such opinion, whereupon such holder shall be entitled to transfer this Warrant or to dispose of shares of Common Stock received upon the previous exercise of this Warrant, provided that an appropriate legend may be endorsed on this Warrant or the certificates for such shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act of 1933.

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                  If in the opinion of Company's counsel referred to in this
Section 8 hereof, the proposed transfer or disposition of shares described in the written notice given pursuant to this Section 8 may not be effected without registration or qualification of this Warrant or the shares of Common Stock issued on the exercise hereof, the Company shall promptly give written notice thereof to the Holder hereof, and the Holder will limit its activities in respect to such as, in the opinion of such counsel, are permitted by law.

                  9. Registration Rights. The Holder shall have the registration rights with respect to shares of Common Stock underlying the Warrants, regardless of whether the Warrants have been exercised, as are set forth in
Section 8 of the Securities Purchase Agreement.

                  IN WITNESS WHEREOF, WAM!NET, Inc. has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated September 29, 2000.



                                             WAM!NET, Inc.


                                             By:  /s/ Terri F. Zimmerman
                                                  ------------------------------
                                                  Terri F. Zimmerman
                                                  Chief Financial Officer

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